SUPPLEMENTAL INDENTURE NUMBER ONE

to the

INDENTURE

Dated as of September 29, 2004

between

AMERICAN HOME MORTGAGE INVESTMENT TRUST 2004-3, as Issuer

and

CITIBANK N.A., as Indenture Trustee

This SUPPLEMENTAL INDENTURE NUMBER ONE is made and entered into this 29th day of October, 2004, by and between AMERICAN HOME MORTGAGE INVESTMENT TRUST 2004-3, as the issuer (the “Issuer”), and CITIBANK, N.A. as the indenture trustee (the “Indenture Trustee”), in connection with the Indenture dated as of September 29, 2004 between the above mentioned parties (the “Indenture”), and the issuance of Mortgage-Backed Notes, Series 2004-3. This amendment is made pursuant to Section 9.02(i) of the Indenture.

1.

Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

2.

Appendix A to the Indenture is hereby amended by replacing the definitions of “Adjustment Fraction”, “Group VI Overcollateralization Target Amount”, “Group VI Available Funds”, “Group I-V Net Monthly Excess Cashflow”, “Group VI Net Monthly Excess Cashflow”, “Group I-V Principal Distribution Amount”, and “Group VI Principal Distribution Amount” with the following respective definitions:

Adjustment Fraction: With respect to the Group I-V Notes will be a fraction, (x) the numerator of which is the aggregate Stated Principal Balance of the Group I-V Loans at the beginning of the related Due Period, and (y) the denominator of which is the aggregate Note Principal Balance of the Group I-V Notes immediately prior to that Payment Date. With respect to the Group VI Notes the "Adjustment Fraction" will be a fraction, (x) the numerator of which is the aggregate Stated Principal Balance of the Group VI Loans at the beginning of the related Due Period, and (y) the denominator of which is the aggregate Note Principal Balance of the Group VI Notes immediately prior to that Payment Date.

Group VI Overcollateralization Target Amount With respect to any Payment Date will be an amount equal to (x) prior to the Group VI Stepdown Date or on or after a Group VI Stepdown Date if a Group VI Trigger Event is in effect, 0.90% of the Group VI Cut-off Date Balance and (y) on or after the Group VI Stepdown Date if a Group VI Trigger Event is not in effect, the greater of (A) 1.80% of the aggregate Stated Principal Balance of the Group VI Loans at the beginning of the related Due Period and (B) 0.40% of the Group VI Cut-off Date Balance.

Group VI Available Funds: For any Payment Date will be an amount equal to the amount received by the Indenture Trustee and available in the Payment Account on that Payment Date in respect of the Group VI Loans. The Group VI Available Funds generally includes:  (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments and the principal amount of Net Liquidation Proceeds) and all previously undistributed payments on account of interest received after the Cut-off Date and on or prior to the related Determination Date from the Group VI Loans and (2) any Monthly Advances and Compensating Interest Payments on the Group VI Loans made by the Master Servicer for such Payment Date and (3) any amounts reimbursed by the Master Servicer or the Indenture Trustee in connection with losses on certain eligible inves tments in the Collection Account or the Payment Account, and is net of (4) fees payable to, and other amounts reimbursable to, the Master Servicer, the Indenture Trustee and the Owner Trustee and other amounts allocable to the Group VI Loans as provided in the Agreements.

Group I-V Net Monthly Excess Cashflow:  With respect to each Payment Date and Group I-V Loans will be the sum of (i) the excess of (x) the aggregate of the Group I, Group II, Group III, Group IV and Group V Available Funds for such Payment Date over (y) the sum for such Payment Date of (A) the aggregate amount of Accrued Note Interest for the Group I-V Notes and (B) the related Principal Remittance Amount and (ii) Group I-V Overcollateralization Release Amount.

Group VI Net Monthly Excess Cashflow:  With respect to each Payment Date and Group VI Loans will be the sum of (i) the excess of (x) the Group VI Available Funds for such Payment Date over (y) the sum for such Payment Date of (A) the aggregate amount of Accrued Note Interest for the Group VI Notes and (B) the related Principal Remittance Amount and (ii) Group VI Overcollateralization Release Amount.

Group I-V Principal Distribution Amount: For any Payment Date, the amount by which (i) the sum of (a) the Group I-V Basic Principal Distribution Amount, and (b) the Group I-V Overcollateralization Increase Amount exceeds (ii) the Group I-V Overcollateralization Release Amount.

Group VI Principal Distribution Amount: For any Payment Date, the amount by which (i) the sum of (a) the Group VI Basic Principal Distribution Amount, and (b) the Group VI Overcollateralization Increase Amount exceeds the Group VI Overcollateralization Release Amount.

3. Appendix A to the Indenture is hereby amended by adding the following definitions, in each case in alphabetical order

Group I-V Overcollateralization Release Amount:  With respect to any Payment Date, the amount, if any, by which the Group I-V Overcollateralized Amount exceeds the Group I-V Overcollateralization Target Amount.

Group VI Overcollateralization Release Amount:  With respect to any Payment Date, the amount, if any, by which the Group VI Overcollateralized Amount exceeds the Group VI Overcollateralization Target Amount.

4.

Section 3.05(e)(i) is hereby amended by replacing references therein to “Section 3.05(c)(1)(ii)” and “Section 3.05(d)(1)(ii)” with “Section 3.05(c)(1)(ii) and (iii)” and “Section 3.05(d)(1)(ii) and (iii),” respectively.

5.

Notice of this Supplemental Indenture has been given by the Depositor to each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. pursuant to Section 9.02(i) of the Indenture.

6.

The Indenture Trustee has received an Issuer Request to enter into this Supplemental Indenture Number One pursuant to Section 9.02(i) of the Indenture.

7.

Except as amended above, the Indenture shall continue to be in full force and effect in accordance with its terms.

8.

Counterparts.

This amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

9.

Governing Law.

This amendment shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without reference to or giving effect to its rules or principles governing conflicts of laws.

10.

Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Supplemental Indenture Number One for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Supplemental Indenture Number One and shall in no way affect the validity or enforceability of the other provisions of this Supplemental Indenture Number One or the Indenture.

11.

Successors and Assigns.

The provisions of this Supplemental Indenture Number One shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Noteholders.

12.

Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

13.

Trustee Disclaimer

The Indenture Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture Number One, except with respect to the execution hereof by the Indenture Trustee.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee, have caused their duly authorized representatives to execute and deliver this instrument as of the date first above written.

AMERICAN HOME MORTGAGE INVESTMENT

TRUST 2004-3,

as Issuer

By: Wilmington Trust Company, not in its individual

capacity buy solely as Owner Trustee

By:  /s/ Janel R. Havrilla

Name:  Janel R. Havrilla

Title:    Financial Servicer Officer

CITBANK, N.A.

as Indenture Trustee

By:  /s/ Karen Schluter

Name:  Karen Schluter

Title:    Vice President

LEHMAN ABS CORPORATION

By:       /s/  Matthew Lewis

Name:  Matthew Lewis

Title:    Senior Vice President